Exhibit 23.3

July 14, 2010

Magnum Hunter Resources Corporation
777 Post Oak Blvd., Suite 910
Houston, Texas 77056

Ladies and Gentlemen:

We consent to the incorporation of the reference to our third party letter report dated March 28, 2010, containing our opinion on the proved reserves, as of December 31, 2009, attributable to certain properties owned by Magnum Hunter Resources Corporation, which appears in the annual report on Form 10-K for the year ended December 31, 2009, in the Registration Statement on Form S-3, to be filed on or about July 14, 2010, of Magnum Hunter Resources Corporation. We further consent to the reference to the name "DeGolyer and MacNaughton" in the "Experts" section of the Registration Statement on Form S-3.

Very truly yours,

DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716